Exhibit 99_10A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 297 to Registration Statement No. 333-142592 on Form N-1A of our report dated November 27, 2017, relating to the financial statements and financial highlights of BlackRock Core Bond Portfolio and BlackRock Low Duration Bond Portfolio, each a series of BlackRock Funds II, and the consolidated financial statements and consolidated financial highlights of BlackRock High Yield Bond Portfolio, a series of BlackRock Funds II, each appearing in the Annual Report on Form N-CSR of BlackRock Funds II for the year ended September 30, 2017, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 25, 2018